UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 3, 2016

BRISTOL-MYERS SQUIBB COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-0790350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue
New York, NY, 10154
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   On March 3, 2016, the Board of Directors of Bristol-Myers Squibb Company (the “Company”) elected Peter J. Arduini to serve as a member of the Board of Directors, effective April 1, 2016. The size of the Board of Directors was increased to twelve in connection with Mr. Arduini’s election.

Mr. Arduini serves as the President and Chief Executive Officer of Integra LifeSciences Holdings Corporation (“Integra”) and is a member of Integra’s board of directors. The Board of Directors has determined that Mr. Arduini is independent under the New York Stock Exchange Listing Standards and the independence standards adopted by the Board of Directors. Mr. Arduini will serve as a member of the Audit Committee, effective May 3, 2016. He will stand for election by the Company’s shareholders at the Annual Meeting of Shareholders, which is expected to be held on May 3, 2016.

Mr. Arduini was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. Arduini.

Mr. Arduini will receive compensation for his services on the Board of Directors in accordance with the Company’s standard compensatory arrangement for non-employee directors, including an annual retainer of $100,000 and an annual award of deferred share units valued at $170,000 on the date of grant. Upon joining the Board of Directors, Mr. Arduini will receive a pro rata portion of the 2016 annual deferred share unit award.  In addition, Mr. Arduini will receive an annual retainer of $15,000 for his service as a member of the Audit Committee effective May 3, 2016.

A copy of the press release announcing Mr. Arduini’s election is attached to this report as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: March 8, 2016	By:	/s/ Katherine R. Kelly
		Name:	Katherine R. Kelly
		Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 3, 2016.